Exhibit 99.1

NPC International, Inc.

Description of Comparable Store Sales

NPC International, Inc. (the "Company") recorded an increase in comparable store sales of 8.9% for the nine weeks ended November 29, 2011 compared to an increase of 5.4% during the comparable period of the prior year.  The Company generated comparable store sales growth of 16.7% during the final four weeks of the fourth quarter last year and comparable store sales growth of 8.8% for the full fourth quarter of fiscal 2010. “Comparable store sales” refers to period-over-period net product sales comparisons for units under the Company's operation for at least 12 months.

The information provided for the nine weeks ended November 29, 2011 reflects only the first nine weeks of the Company's 2011 fourth quarter. Accordingly, the Company has not commenced its normal quarter-end closing and review procedures and adjustments, and there can be no assurance that final results for the thirteen-week period ended December 27, 2011 will not differ materially from the results for this nine week period, including as a result of the Company's performance over the remaining four weeks of the 2011 fourth quarter. The results for this nine week period should not be viewed as a substitute for full interim financial statements prepared in accordance with generally accepted accounting principles and the rules of the Securities and Exchange Commission and reviewed by the Company's auditors. The Company's future performance is subject to a number of risks and uncertainties, including those described in the risk factors and cautionary statements included in the Company's periodic and current reports (Forms 10-K, 10-Q and 8-K) filed with, or furnished to, the Securities and Exchange Commission from time to time.